Exhibit 99.1
NEWS RELEASE
Visteon names Richard J. Taggart and Donald J. Stebbins to board of directors
VAN BUREN TOWNSHIP, Mich., Dec. 15, 2006 — Visteon Corporation (NYSE: VC) announced today that Richard J. Taggart , executive vice president and chief financial officer for Weyerhaeuser Co, and Donald J. Stebbins, Visteon President and Chief Operating Officer, have been elected to the company’s board of directors, effective Dec. 15, 2006.
Taggart, 64, has spent nearly 30 years in positions of increasing responsibility at Weyerhaeuser, North America’s largest forest products company with 2005 revenue of $22.6 billion. Taggart was named to his current position at Weyerhaeuser in 2003 after serving as vice president, finance; vice president and treasurer; and vice president, investor relations.
“Richard Taggart is an insightful business leader with strong financial knowledge and background,” said Michael F. Johnston, Visteon chairman and chief executive officer. “He will bring a wealth of experience to serve our shareholders well.”
Stebbins, 48, brings more than 20 years business experience in a number of financial and operational roles. He joined Visteon in 2005 from Lear where he last served as president and chief operating officer of the company’s operations in Europe, Asia and Africa. During his tenure at Lear, Stebbins progressed through a variety of senior leadership roles, including serving as senior vice president and chief financial officer.
“Don’s solid understanding of the business dynamics that Visteon must address to succeed has led to significant improvements in our operations,” Johnston said. “He will add valuable perspective to the board as we continue to execute our three-year plan to position Visteon for sustainable success.”
Visteon also announced that Marla C. Gottschalk will be stepping down from the board. Gottschalk, chief executive officer of The Pampered Chef, Inc., has been a Visteon director since March 2003.
“Marla has been a valued member of our board, and Visteon has benefited from her contributions,” Johnston said.
As Visteon’s board of directors continues to evaluate its composition, it expects to increase its size to accommodate another addition to the board in 2007.
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has more than 170 facilities in 26 countries and employs about 46,000 people.
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Contact(s):
Media Inquiries	Investor Inquiries	Visteon Corporation
Kimberley Goode	Derek Fiebig	One Village Center Drive
734-710-5000	734-710-5800	Van Buren Township, MI 48111
kgoodei@visteon.com	dfiebig@visteon.com	USA